CrossAmerica Partners LP Reports First Quarter 2017 Results

-	Reported First Quarter 2017 Operating Income and Net Income of $5.6 million and $1.7 million, respectively
-	Generated First Quarter 2017 Adjusted EBITDA of $23.7 million and Distributable Cash Flow of $16.9 million, respectively
-	Reported First Quarter 2017 Gross Profit for the Wholesale Segment of $29.3 million or a 13% increase when compared to the First Quarter 2016
-	The Board of Directors of CrossAmerica’s General Partner declared a quarterly distribution of $0.6175 per limited partner unit attributable to the First Quarter 2017

Allentown, PA, May 8, 2017 – CrossAmerica Partners LP (NYSE: CAPL) (“CrossAmerica” or the “Partnership”), a leading wholesale fuels distributor and owner and lessor of real estate used in the retail distribution of motor fuels, today reported financial results for the first quarter ended March 31, 2017.
“Our wholesale segment experienced solid growth during the quarter with a 13% year-over-year increase in gross profit,” said Jeremy Bergeron, President of CrossAmerica. “While we did experience some headwinds with retail fuel margin, we were still able to grow Adjusted EBITDA 7% to nearly $24 million compared to $22 million in the first quarter of 2016.” Bergeron went on to say, “CST is anticipating that the completion of its merger with Circle K Stores, Inc., a wholly-owned subsidiary of Alimentation Couche-Tard Inc. will occur in CST's current fiscal quarter. We look forward to working with Circle K and providing more detail regarding our strategic plans in the near future.”

First Quarter 2017 Results
Consolidated Results
Operating income was $5.6 million for the first quarter 2017 compared to $5.9 million achieved in the first quarter 2016. The decrease in operating income was due primarily to a decline in the Partnership’s retail segment gross profit and incremental depreciation and amortization resulting from 2016 acquisitions. This was partially offset by an increase in motor fuel gross profit and rental income in the wholesale segment and a reduction in general and administrative expenses driven by the Partnership's integration efforts relating to previous acquisitions. EBITDA was $19.1 million for the three month period ended March 31, 2017 compared to $18.2 million for the same period in 2016. Adjusted EBITDA was $23.7 million for the first quarter 2017 compared to $22.2 million for the same period in 2016. The increases in EBITDA and Adjusted EBITDA were driven primarily by an improvement in the wholesale segment and a reduction in general and administrative expenses noted above (Non-GAAP measures, including EBITDA and Adjusted EBITDA, are described and reconciled to the corresponding GAAP measures in the Supplemental Disclosure section of this release).
Wholesale Segment
During the first quarter 2017, CrossAmerica's wholesale segment generated $29.3 million in gross profit compared to $25.9 million in gross profit for the first quarter 2016, representing a 13% increase. The Partnership distributed, on a wholesale basis, 238.4 million gallons of motor fuel at an average wholesale gross profit of $0.056 per gallon, resulting in motor fuel gross profit of $13.3 million. For the three month period ended March 31, 2016, CrossAmerica distributed, on a wholesale basis, 236.2 million gallons of motor fuel at an average wholesale gross profit of $0.050 per gallon, resulting in motor fuel gross profit of $11.7 million. The increase in motor fuel gross profit was primarily driven by a 12% increase in the wholesale gross profit per gallon. The prices paid by the Partnership to its motor fuel suppliers for wholesale motor fuel (which affects the cost of sales) are highly correlated to the price of crude oil. The average daily spot price of West Texas Intermediate crude oil increased approximately 55% to $51.62 per barrel during the first quarter 2017 as compared to $33.35 per barrel during the same period in 2016. This had a positive impact on payment terms discounts that the Partnership receives from its suppliers.
Gross profit from Rent and Other for the wholesale segment, which primarily consists of rental income, was $16.0 million for the first quarter 2017 compared to $14.1 million for the same period in 2016. The increase in rental income was primarily associated with the State Oil acquisition completed in September 2016 and the continued conversion of company-operated stores to lessee dealer sites.
Adjusted EBITDA for the wholesale segment was $25.7 million for the first quarter 2017 compared to $24.0 million for the same period in 2016. As discussed above, the year-over-year improvement was driven by an increase in wholesale gross profit per gallon and in rental income during the quarter (see Supplemental Disclosure Regarding Non-GAAP Financial Information below).
Retail Segment
For the first quarter 2017, the Partnership sold 36.8 million gallons of motor fuel at an average retail motor fuel gross profit of $0.032 per gallon, net of commissions and credit card fees, resulting in motor fuel gross profits of $1.2 million. For the same period in 2016, CrossAmerica sold 40.2 million gallons in its retail segment at an average gross profit of $0.063 per gallon, net of commissions and credit card fees, resulting in motor fuel gross profit of $2.5 million. The decrease in motor fuel gross profit was attributable to a decline in gallons sold primarily due to the Partnership's execution of its dealerization strategy of converting company-operated stores to dealer-operated sites as well as a reduction in motor fuel gross profits per gallon throughout the first quarter 2017 as compared to the first quarter 2016. This decline in motor fuel gross profit per gallon is a reflection of crude oil prices being much more volatile during the first quarter 2016 as compared to the same period in 2017.
During the quarter, the Partnership generated $5.8 million in gross profit from merchandise and services versus $7.7 million for the same period in 2016. Operating expenses for the retail segment decreased $1.5 million from $9.5 million for the first quarter 2016 to $8.0 million for the first quarter 2017. Adjusted EBITDA for the retail segment was $0.1 million for the first quarter 2017 compared to $1.8 million for the same period in 2016. The decreases in merchandise and services gross profit, operating expenses and Adjusted EBITDA were primarily due to the Partnership's dealerization strategy of converting company-operated stores to dealer-operated sites, partially offset by the gross profit generated by the acquired Franchised Holiday Stores (see Supplemental Disclosure Regarding Non-GAAP Financial Information below).
Distributable Cash Flow and Distribution Coverage Ratio
Distributable Cash Flow was $16.9 million for the three month period ended March 31, 2017 compared to $17.3 million for the same period in 2016. The decline in Distributable Cash Flow was due primarily to an increase in cash interest expense partially offset by an increase in EBITDA driven by the wholesale segment's increase in motor fuel gross profit and rental income. There was also a reduction in general and administrative expenses noted previously. The Distribution Coverage Ratio was 0.82 times for the three months ended March 31, 2017 (see Supplemental Disclosure Regarding Non-GAAP Financial Information below).
Liquidity and Capital Resources
As of May 4, 2017, after taking into consideration debt covenant restrictions, approximately $92.2 million was available for future borrowings under the Partnership's revolving credit facility. In connection with future acquisitions, the revolving credit facility requires, among other things, that CrossAmerica have, after giving effect to such acquisition, at least, in the aggregate, $20 million of borrowing availability under the revolving credit facility and unrestricted cash on the balance sheet on the date of such acquisition.
Distributions
On April 26, 2017, the Board of Directors of CrossAmerica’s General Partner declared a quarterly distribution of $0.6175 per limited partner unit attributable to the first quarter of 2017. As previously announced, the distribution is to be paid on May 15, 2017 to all unitholders of record as of May 8, 2017. The amount and timing of any future distributions are subject to the discretion of the Board of Directors of CrossAmerica’s General Partner (see Supplemental Disclosure Regarding Non-GAAP Financial Information below).
Conference Call
The Partnership will host a conference call on May 9, 2017 at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) to discuss first quarter 2017 earnings results. The conference call numbers are 800-774-6070 or 630-691-2753 and the passcode for both is 5854571#. A live audio webcast of the conference call and the related earnings materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the CrossAmerica website (www.crossamericapartners.com). A slide presentation for the conference call will also be available on the investor section of the Partnership’s website. To listen to the audio webcast, go to http://www.crossamericapartners.com/en-us/investors/eventsandpresentations. After the live conference call, a replay will be available for a period of thirty days. The replay numbers are 888-843-7419 or 630-652-3042 and the passcode for both is 5854571#. An archive of the webcast will be available on the investor section of the CrossAmerica website at www.crossamericapartners.com/en-us/investors/eventsandpresentations within 24 hours after the call for a period of sixty days.

CROSSAMERICA PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(Thousands of Dollars, Except per Share Amounts)
(Unaudited)

	Three Months Ended March 31,
	2017	2016
Operating revenues(a)	$469,286	$367,740
Cost of sales(b)	431,840	330,550
Gross profit	37,446	37,190

Income from CST Fuel Supply equity	3,603	4,051
Operating expenses:
Operating expenses	15,260	15,411
General and administrative expenses	5,817	7,005
Depreciation, amortization and accretion expense	14,348	12,900
Total operating expenses	35,425	35,316
Loss on sales of assets, net	(44)	(4)
Operating income	5,580	5,921
Other income, net	118	118
Interest expense	(6,702)	(5,065)
Income (loss) before income taxes	(1,004)	974
Income tax benefit	(2,701)	(795)
Consolidated net income	1,697	1,769
Less: net income attributable to noncontrolling interests	1	2
Net income attributable to CrossAmerica limited Partners	1,696	1,767
IDR distributions	(992)	(759)
Net income available to CrossAmerica limited partners	$704	$1,008
Net income per CrossAmerica limited partner unit:
Basic earnings per common unit	$0.02	$0.03
Diluted earnings per common unit	$0.02	$0.03
Basic and diluted earnings per subordinated unit	n/a	$0.03
Weighted-average CrossAmerica limited partner units:
Basic common units	33,588,163	28,475,363

Diluted common units	33,622,661	28,545,975
Basic and diluted subordinated units	—	4,630,769
Total diluted common and subordinated units	33,622,661	33,176,744

Distribution paid per common and subordinated unit	$0.6125	$0.5925
Distribution declared (with respect to each respective period) per common and subordinated unit	$0.6175	$0.5975
Supplemental information:
(a) Includes excise taxes of:	$18,552	$19,893
(a) Includes revenues from fuel sales to related parties of:	$84,829	$73,308
(a) Includes income from rentals of:	$21,441	$19,531
(b) Includes expenses from fuel sales to related parties of:	$81,968	$70,252
(b) Includes expenses from rentals of:	$4,791	$4,748

Segment Results
Wholesale
The following table highlights the results of operations and certain operating metrics of the Wholesale segment (thousands of dollars, except for the number of distribution sites and per gallon amounts):

	Three Months Ended March 31,
	2017	2016
Gross profit:
Motor fuel–third party	$7,865	$5,614
Motor fuel–intersegment and related party	5,481	6,111
Motor fuel gross profit	13,346	11,725
Rent and other	15,970	14,129
Total gross profit	29,316	25,854

Income from CST Fuel Supply equity(a)	3,603	4,051
Operating expenses	(7,267)	(5,864)
Adjusted EBITDA(b)	$25,652	$24,041

Motor fuel distribution sites (end of period):(c)
Motor fuel–third party
Independent dealers(d)	394	390
Lessee dealers(e)	427	343
Total motor fuel distribution–third party sites	821	733

Motor fuel–intersegment and related party
DMS (related party)(f)	151	191
CST (related party)	43	43
Commission agents (Retail segment)(g)	98	66
Company operated retail sites (Retail segment)(h)	72	94
Total motor fuel distribution–intersegment and related party sites	364	394

Motor fuel distribution sites (average during the period):
Motor fuel-third party distribution	822	683
Motor fuel-intersegment and related party distribution	364	406

	Three Months Ended March 31,
	2017	2016

Total volume of gallons distributed (in thousands)	238,420	236,162

Motor fuel gallons distributed per site per day:(i)
Motor fuel–third party
Total weighted average motor fuel distributed–third party	1,993	2,108
Independent dealers	2,151	2,329
Lessee dealers	1,846	1,828

Motor fuel–intersegment and related party
Total weighted average motor fuel distributed– intersegment and related party	2,583	2,676
DMS (related party)	2,371	2,326
CST (related party)	4,095	4,783
Commission agents (Retail segment)	2,254	2,774
Company operated retail sites (Retail segment)	2,571	2,389

Wholesale margin per gallon–total system	$0.056	$0.050
Wholesale margin per gallon–third party(j)	$0.051	$0.041
Wholesale margin per gallon–intersegment and related party	$0.065	$0.062

(a)	Represents income from our equity interest in CST Fuel Supply.

(b)	Please see the reconciliation of our segment’s Adjusted EBITDA to consolidated net income under the heading “Results of Operations—Non-GAAP Financial Measures.”

(c)	In addition, as of March 31, 2017 and 2016, we distributed motor fuel to 14 sub-wholesalers who distributed to additional sites.

(d)
The increase in the independent dealer site count was primarily attributable to 25 wholesale fuel supply contracts acquired in the State Oil Assets acquisition, partially offset by a net 21 terminated motor fuel supply contracts that were not renewed.

(e)
The increase in the lessee dealer site count was primarily attributable to converting 26 company operated retail sites in our Retail segment to lessee dealers in our Wholesale segment and the 49 sites acquired in the September 2016 State Oil Assets acquisition.

(f)
The decrease in the DMS site count was primarily due to sites reverted back to us and subsequently converted into a third party lessee dealer or commission agent. Through the first five years of the lease with DMS, the lease agreement allows for a limited number of sites to be reverted back to us from the lease by each of DMS and ourselves. This right generally expires October 31, 2017.

(g)	The increase in the commission agent site count was primarily attributable to 25 reverted DMS sites being converted to commission agent sites in 2016.

(h)	The decrease in the company operated retail site count was primarily attributable to company operated retail sites being converted to lessee dealer sites.

(i)
Does not include the motor fuel gallons distributed to sub-wholesalers. The decrease in independent dealer gallons sold per day are due to the divestiture of commercial wholesale supply contracts associated with the PMI acquisition, whereby gallons distributed are reduced but the site count is not affected.

(j)	Includes the wholesale gross margin for motor fuel distributed to sub-wholesalers.

Retail
The following table highlights the results of operations and certain operating metrics of the Retail segment (thousands of dollars, except for the number of convenience stores and per gallon amounts):

	Three Months Ended March 31,
	2017	2016
Gross profit:
Motor fuel	$1,163	$2,529
Merchandise and services	5,761	7,715
Rent and other	1,214	973
Total gross profit	8,138	11,217
Operating expenses	(7,993)	(9,547)
Inventory fair value adjustments(a)	—	91
Adjusted EBITDA(b)	$145	$1,761

Retail sites (end of period):
Commission agents(c)	98	67
Company operated retail sites(d)	75	97
Total system sites at the end of the period	173	164
Total system operating statistics:
Average retail fuel sites during the period(c)(d)	170	173
Motor fuel sales (gallons per site per day)	2,402	2,549
Motor fuel gross profit per gallon, net of credit card fees and commissions	$0.032	$0.063
Commission agents statistics:
Average retail fuel sites during the period(c)	98	67
Motor fuel sales (gallons per site per day)	2,271	2,767
Motor fuel gross profit per gallon, net of credit card fees and commissions	$0.011	$0.016
Company operated retail site statistics:
Average retail fuel sites during the period(d)	72	107
Motor fuel sales (gallons per site per day)	2,580	2,413
Motor fuel gross profit per gallon, net of credit card fees	$0.056	$0.097
Merchandise and services sales (per site per day)(e)	$3,558	$3,141
Merchandise and services gross profit percentage, net of credit card fees	24.0%	25.3%

(a)	The inventory fair value adjustment represents the expensing of the step-up in value ascribed to inventory acquired in the Franchised Holiday Stores acquisition.

(b)	Please see the reconciliation of our segment’s Adjusted EBITDA to consolidated net income under the heading “Results of Operations—Non-GAAP Financial Measures” below.

(c)	The increase in the commission agent site count was primarily attributable to 25 reverted DMS sites being converted to commission agent sites in 2016.

(d)	The decrease in retail sites relates to the conversion of company operated retail sites to lessee dealer sites.

(e)	Includes the results from car wash sales and commissions from lottery, money orders, air/water/vacuum services and ATM fees.

Supplemental Disclosure Regarding Non-GAAP Financial Measures
CrossAmerica uses non-GAAP financial measures EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. EBITDA represents net income available to CrossAmerica limited partners before deducting interest expense, income taxes and depreciation, amortization and accretion. Adjusted EBITDA represents EBITDA as further adjusted to exclude equity funded expenses related to incentive compensation and the Amended Omnibus Agreement, gains or losses on sales of assets, certain discrete acquisition related costs, such as legal and other professional fees and severance expenses associated with recently acquired companies, and certain other discrete non-cash items arising from purchase accounting. Distributable Cash Flow represents Adjusted EBITDA less cash interest expense, sustaining capital expenditures and current income tax expense. Distribution Coverage Ratio is computed by dividing Distributable Cash Flow by the weighted average diluted common and subordinated units and then dividing that result by the distributions paid per limited partner unit.
EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are used as supplemental financial measures by management and by external users of CrossAmerica’s financial statements, such as investors and lenders. EBITDA and Adjusted EBITDA are used to assess the Partnership’s financial performance without regard to financing methods, capital structure or income taxes and the ability to incur and service debt and to fund capital expenditures. In addition, Adjusted EBITDA is used to assess the operating performance of CrossAmerica’s business on a consistent basis by excluding the impact of items which do not result directly from the wholesale distribution of motor fuel, the leasing of real property, or the day to day operations of the Partnership’s retail convenience store activities. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are also used to assess the ability to generate cash sufficient to make distributions to CrossAmerica’s unit-holders.
The Partnership believes the presentation of EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio provides useful information to investors in assessing the financial condition and results of operations. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio have important limitations as analytical tools because they exclude some but not all items that affect net income. Additionally, because EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio may be defined differently by other companies in CrossAmerica’s industry, the Partnership’s definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

 The following table presents reconciliations of EBITDA, Adjusted EBITDA, and Distributable Cash Flow to net income, the most directly comparable U.S. GAAP financial measure, for each of the periods indicated (in thousands, except for per unit amounts):

Three Months Ended March 31,
2017	2016
Net income available to CrossAmerica limited partners	$704	$1,008
Interest expense	6,702	5,065
Income tax benefit	(2,701)	(795)
Depreciation, amortization and accretion	14,348	12,900
EBITDA	$19,053	$18,178
Equity funded expenses related to incentive compensation and the Amended Omnibus Agreement(a)	4,166	3,282
Loss on sales of assets, net	44	4
Acquisition-related costs(b)	473	660
Inventory fair value adjustments	—	91
Adjusted EBITDA	$23,736	$22,215
Cash interest expense	(6,157)	(4,695)
Sustaining capital expenditures(c)	(364)	(131)
Current income tax expense	(359)	(100)
Distributable Cash Flow	$16,856	$17,289

Weighted average diluted common and subordinated units	33,623	33,177

Distributions paid per limited partner unit(d)	$0.6125	$0.5925
Distribution coverage ratio(e)	0.82x	0.88	x

(a)
As approved by the independent conflicts committee of the Board of Directors of the General Partner and the executive committee of CST and its board of directors, CrossAmerica and CST mutually agreed to settle certain amounts due under the terms of the Amended Omnibus Agreement in limited partnership units.

(b)	Relates to certain discrete acquisition related costs, such as legal and other professional fees, severance expenses and purchase accounting adjustments associated with recently acquired businesses.

(c)
Under the First Amended and Restated Partnership Agreement of CrossAmerica, as amended, sustaining capital expenditures are capital expenditures made to maintain the Partnership's long-term operating income or operating capacity. Examples of sustaining capital expenditures are those made to maintain existing contract volumes, including payments to renew existing distribution contracts, or to maintain CrossAmerica’s sites in conditions suitable to lease, such as parking lot or roof replacement/renovation, or to replace equipment required to operate the existing business.

(d)
On April 26, 2017, the board of directors of CrossAmerica’s General Partner approved a quarterly distribution of $0.6175 per limited partner unit attributable to the first quarter of 2017. The distribution is payable on May 15, 2017 to all unitholders of record as of May 8, 2017.

(e)
The distribution coverage ratio is computed by dividing Distributable Cash Flow by the weighted average diluted common and subordinated units and then dividing that result by the distributions paid per limited partner unit.

The following table reconciles segment Adjusted EBITDA to consolidated Adjusted EBITDA (in thousands):

	Three Months Ended March 31,
	2017	2016
Adjusted EBITDA - Wholesale segment	$25,652	$24,041
Adjusted EBITDA - Retail segment	145	1,761
Adjusted EBITDA - Total segment	$25,797	$25,802

Reconciling items:
Elimination of intersegment profit in ending inventory balance	(8)	119
General and administrative expenses	(5,817)	(7,005)
Other income, net	118	118
Equity funded expenses related to incentive compensation and the Amended Omnibus Agreement	4,166	3,282
Acquisition-related costs	473	660
Net income attributable to noncontrolling interests	(1)	(2)
Distributions to incentive distribution right holders	(992)	(759)
Consolidated Adjusted EBITDA	$23,736	$22,215
About CrossAmerica Partners LP
CrossAmerica Partners is a leading wholesale distributor of motor fuels and owner and lessor of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is a wholly owned subsidiary of CST Brands, Inc., one of the largest independent retailers of motor fuels and convenience merchandise in North America. Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to approximately 1,200 locations and owns or leases approximately 900 sites. With a geographic footprint covering 29 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Chevron, Sunoco, Valero, Gulf, Citgo, Marathon and Phillips 66. CrossAmerica Partners ranks as one of ExxonMobil's largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.
CrossAmerica Partners has filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 with the U.S. Securities and Exchange Commission (SEC). The filing can be viewed through a link on the Partnership's website at www.crossamericapartners.com or on the SEC’s website at www.sec.gov. The Partnership's unitholders may also request a printed copy of the report, which contains the Partnership's audited financial statements. Requests should be submitted at http://www.crossamericapartners.com/investors/information-request/page.aspx?id=1112 or by contacting investor relations at 610-625-8005.
Contacts

Investors:	Karen Yeakel, Executive Director – Investor Relations, 610-625-8005
Randy Palmer, Executive Director – Investor Relations, 210-692-2160
Safe Harbor Statement
Statements contained in this release that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s Form 10-K or Forms 10-Q filed with the Securities and Exchange Commission, and available on the CrossAmerica website at www.crossamericapartners.com. The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.
Note to Non-United States Investors: This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of CrossAmerica Partners LP’s distributions to non-U.S. investors as attributable to income that is effectively connected with a United States trade or business. Accordingly, CrossAmerica Partners LP’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.